EXHIBIT 99









For Immediate Release


Thursday, July 8, 2004

Contact: David G. Ratz, Executive Vice President & COO
         (740) 286-3283


Oak Hill Financial Reports 9% Increase in 2nd Quarter Earnings

Jackson, Ohio -- Oak Hill Financial, Inc. (Nasdaq NMS: OAKF) today reported net earnings from operations for the three months ended June 30, 2004 of $3,248,000, or $.57 per diluted share, which was in line with analysts' consensus estimate (source: Thomson Financial as reported by nasdaq.com). The second quarter 2004 earnings represent an increase of 9.2% over the $2,975,000, or $.53 per diluted share, in net earnings from operations that the company recorded for the quarter ended June 30, 2003.

For the six months ended June 30, 2004, Oak Hill Financial recorded net earnings from operations of $6,395,000, or $1.12 per diluted share, an increase of 9.9% over the $5,821,000, or $1.04 per diluted share, in net earnings from operations for the first six months of 2003.

The operating earnings for the second quarter and first six months of 2003 have been adjusted for non-recurring tax savings of $133,000 and $266,000, respectively, resulting from a one-time tax savings of $531,000 for the full year 2003. Including the non-recurring savings, the company's net income was $3,108,000, or $.55 per diluted share, for the second quarter of 2003 and $6,087,000, or $1.09 per diluted share, for the first half of 2003.

The company's total assets ended the second quarter of 2004 at $980.8 million, an increase of 13.5% over the $863.9 million in total assets recorded at June 30, 2003, and 2.7% over the $955.4 million in assets on the books at March 31, 2004. Net loans at June 30, 2004 were $845.9 million, up 14.2% over the $740.9 million in net loans at June 30, 2003, and 2.0% over the $829.1 million in net loans at the end of the first quarter of 2004.

Reviewing Oak Hill Financial's second quarter results, President and CEO R. E. Coffman, Jr. said, "We are generally pleased with the quarter. We continued to find ways to replace the revenues we generated from mortgage originations in the past two years. Commercial and home equity loans posted strong growth, and our people did a good job with the net interest margin in the face of ongoing pressure from low interest rates. We are also very pleased with our asset quality numbers, and we were able to reduce our nonperforming loans and assets considerably during the quarter. Charge-offs were slightly higher than average, but much of that was related to the resolution of several problem loans."

Addressing the outlook for Oak Hill Financial, Coffman said, "A key focus for us is on building our newer revenue areas such as SBA lending, and we plan further expansion into high potential market areas. At the same time, we're keeping a close eye on our day-to-day expenses. Right now, loan demand looks good, and our local economies show further signs of improvement. Higher interest rates will also work in our favor. Put it all together, and we remain confident about the remainder of the year and beyond."

Key Issue Review and Outlook

Net Interest Margin - Net interest margin for the second quarter was 4.06%, as compared to the 4.27% posted in the second quarter of 2003 and the 4.11% recorded for the first quarter of 2004. The performance of the margin was at the lower end of management's expected range and resulted primarily from continued pressure on asset yields while liability costs appear to have reached a level beyond which further decreases are unlikely. However, management believes that, in the current rate environment, the margin can be maintained at a level sufficient for 2004 earnings to be within the company's estimated range. The recent increase in interest rates is beneficial to the margin, and any subsequent increases are expected to have a positive impact as well.

Operating Expenses - Non-interest expenses were 2.73% of average assets for the second quarter of 2004, which compares to 2.89% for the second quarter of 2003 and 2.69% for the first quarter of 2004. The company's efficiency ratio for the second quarter of 2004 was 53.8%, as compared to 53.1% in the prior year's quarter and 54.4% in the first quarter of 2004.

The year-over-year decrease in the operating expense ratio was driven by the company's cost control efforts, which resulted in a 5.3% increase in operating expenses as compared to a 13.5% increase in total assets. In particular, the company's compensation and benefits expense increased a nominal 0.5% year-over-year. This was partially offset by a 9.2% increase in occupancy and equipment expense, due primarily to the construction and opening of new branch offices and higher maintenance expenses.

Non-Interest Income - Non-interest income, including gain on sale of loans, was $2,875,000 in the second quarter, a decrease of 5.8% from the second quarter of 2003 but an increase of 22.2% over the first quarter of 2004. Gain on sale of loans was the largest component of the year-over-year decrease, as residential loan volume was substantially below the prior year's levels. The decrease in residential lending was mitigated somewhat by an increase in SBA lending activity. Offsetting the overall decline in gain on sale of loans were increases in insurance commissions, deposit service charges, and other customer charges, coupled with lower amortization and impairment of mortgage servicing rights, which the company accounts for as a reduction in other non-interest income.

Asset Quality - At the end of the second quarter, the nonperforming loans/total loans and nonperforming assets/total assets ratios were 0.76% and 0.72%, respectively, reflecting an improvement from the 0.90% and 0.88%, respectively, recorded at March 31, 2004. During the quarter, the company was able to partially resolve the largest of its nonperforming loans, which had been reviewed in earlier releases. Real estate partially securing this loan, which at March 31 represented 0.13% of the nonperforming loan ratio, was sold at auction, and a small charge-off was taken on the remaining balance. As a result, the balance on this credit has been reduced by approximately 50% and the company is in a much stronger position on the remainder. The nonperforming loan and asset ratios were further enhanced by the sale during the second quarter of several OREO properties and foreclosed real estate.

As of June 30, the largest remaining nonperforming loan, which has also been discussed in previous releases, contributed 0.09% to the nonperforming loan ratio. The other nonperforming loans are a mix of commercial real estate, commercial, residential real estate and consumer loans.

In part due to the resolution of several problem credits via foreclosure and OREO sales discussed above, the company's net charge-offs (non-annualized) were 0.07% of total loans for the quarter, as compared to 0.04% in the first quarter. However, the annualized rate through six months of 0.23% is consistent with management's objective of maintaining net charge-offs in the 0.20% range for the full year.

Consistent with generally accepted accounting principles and regulatory guidelines, the company uses various formulas to determine its allowance for loan and lease losses (ALLL). The methodology takes into consideration not only charge-offs but also the rated quality of the company's loans based on loan review grades and the types and amounts of loans comprising the portfolio, while allowing some discretion by management to make adjustments based on near-term economic conditions. On this basis, management maintained the ALLL/total loans ratio at 1.32%.

Overall Strategy - Oak Hill Financial will continue to pursue revenue growth through originating adjustable-rate commercial loans, commercial real estate loans, and residential mortgage loans; fixed-rate residential mortgage loans and SBA loans for sale in the secondary market; and consumer loans. Management continues to believe that commercial and commercial real estate loans hold the greatest potential for growth and margin improvement within its bank subsidiary. Non-interest income growth and diversification of non-interest revenues are also major elements in the company's strategy.

Asset/Loan Growth - The company's total assets grew at a 10.6% annual rate during the second quarter, while loans increased at an annualized 8.1%, with commercial loans and home equity lines of credit being the primary contributors to the quarter's growth. While annualized loan growth was below management's 13% objective for 2004, the company had several large loans payoff during the quarter, including two large relationships whose exit from the portfolio the company encouraged due to quality concerns. The volume of loans originated was strong during the second quarter and the company continues to experience a healthy level of loan demand. Therefore, management remains optimistic that the 13% growth target will be attained. However, management remains committed that loan growth will not come at the expense of credit quality or the company's earnings objectives.

Expansion - At the end of the second quarter, the company's Oak Hill Banks subsidiary opened a full-service branch in Grove City, Ohio, a suburb of Columbus. The new branch incorporates the operations of a temporary loan production office that the bank opened in Grove City earlier this year. In addition, the bank has a branch office under construction in Chillicothe, Ohio. This will be the company's third banking office in Chillicothe and its fourth in Ross County, which is contiguous to the company's home county of Jackson.

Estimate - The company has narrowed the range of its earnings estimate for the full year 2004 to $2.28 to $2.35 per share.

Oak Hill Financial is a financial holding company headquartered in Jackson, Ohio. Its subsidiaries, Oak Hill Banks and Action Finance Company, operate 27 full-service banking offices, four bank loan production offices, and six consumer finance offices in 15 counties across southern and central Ohio. A third subsidiary, Oak Hill Financial Insurance Agency, provides group health plans and other insurance services to private and public-sector organizations throughout the same region. The company also holds 49% of Oak Hill Title Agency, LLC, which provides title services for commercial and residential real estate transactions.


Forward-Looking Statements Disclosure

This release contains certain forward-looking statements related to the future performance and condition of Oak Hill Financial, Inc. These statements, which are subject to numerous risks and uncertainties, are presented in good faith based on the company's current condition and management's understanding, expectations, and assumptions regarding its future prospects as of the date of this release. Actual results could differ materially from those projected or implied by the statements contained herein. The factors that could affect the company's future results are set forth in the periodic reports and registration statements filed by the company with the Securities and Exchange Commission.

Oak Hill Financial, Inc.
SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
July 8, 2004 Press Release





                                                               At June 30,
(In thousands)                                              2003          2004
--------------------------------------------------------------------------------

SUMMARY OF FINANCIAL CONDITION

Total assets                                               $980,783     $863,941
Interest-bearing deposits and federal funds sold              4,331        2,003
Investment securities                                        78,106       76,337
Loans receivable - net                                      845,893      740,887
Deposits                                                    779,890      679,742
Federal Home Loan Bank advances and other borrowings        116,159      107,504
Stockholders' equity                                         81,235       73,482



     The Company discloses net earnings, diluted earnings per share and certain performance ratios adjusted for non-recurring items. Management believes that presenting this information is an additional measure of performance that investors can use to compare operating results between reporting periods. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States of America ("U.S. GAAP"). In accordance with Securities and Exchange Commission Regulation G, reconciliation of the Company's U.S. GAAP information to its operating information is presented in the table below.


                                                                 For the                  For the
                                                            three months ended       six months ended
                                                                 June 30,                June 30,
(In thousands, except share data)                           2004         2003       2004          2003
--------------------------------------------------------------------------------------------------------


RECONCILIATION OF NON-GAAP NET EARNINGS,
DILUTED EARNINGS PER SHARE AND OTHER PERFORMANCE MEASURES

Net earnings (U.S. GAAP)                                   $ 3,248      $ 3,108    $ 6,395      $ 6,087


Non-recurring items, net of tax:
     Reduction in tax expense                                   --         (133)        --         (266)

--------------------------------------------------------------------------------------------------------
Net earnings from operations                               $ 3,248      $ 2,975    $ 6,395      $ 5,821
--------------------------------------------------------------------------------------------------------



Diluted earnings per share (U.S. GAAP)                     $  0.57      $ 0.55     $  1.12      $  1.09


Non-recurring items, net of tax:
     Reduction in tax expense                                   --        (0.02)        --        (0.05)

--------------------------------------------------------------------------------------------------------
Diluted earnings per share from operations                 $  0.57      $ 0.53     $  1.12      $  1.04
--------------------------------------------------------------------------------------------------------

Oak Hill Financial, Inc.
SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
July 8, 2004 Press Release



                                                                                          For the               For the
                                                                                          June 30,               June 30,
(In thousands, except share data)                                                    2004       2003       2004      2003
----------------------------------------------------------------------------------------------------------------------------

RECONCILIATION OF NON-GAAP NET EARNINGS,
DILUTED EARNINGS PER SHARE AND OTHER PERFORMANCE MEASURES (continued)

Non-interest expense (U.S. GAAP)                                                    $ 6,591    $ 6,059    $12,924    $11,962

Non-recurring items:
     Reduction in tax expense                                                            --        202         --        405
----------------------------------------------------------------------------------------------------------------------------
Non-interest expense from operations                                                $ 6,591    $ 6,261    $12,924    $12,367
----------------------------------------------------------------------------------------------------------------------------

SUMMARY OF OPERATIONS (1)

Interest income                                                                     $14,374    $13,776    $28,562    $27,516
Interest expense                                                                      4,966      5,140      9,876     10,460
----------------------------------------------------------------------------------------------------------------------------
     Net interest income                                                              9,408      8,636     18,686     17,056
Provision for losses on loans                                                           819      1,031      1,394      1,540
----------------------------------------------------------------------------------------------------------------------------
     Net interest income after provision for losses on loans                          8,589      7,605     17,292     15,516
Gain on sale of loans                                                                   605      1,293        900      2,218
Insurance commissions                                                                   775        717      1,512      1,393
Other non-interest income                                                             1,495      1,042      2,815      1,844
General, administrative and other expense                                             6,591      6,261     12,924     12,367
----------------------------------------------------------------------------------------------------------------------------
    Earnings before federal income taxes                                              4,873      4,396      9,595      8,604
Federal income taxes                                                                  1,625      1,421      3,200      2,783
----------------------------------------------------------------------------------------------------------------------------
Net earnings from operations                                                        $ 3,248    $ 2,975    $ 6,395    $ 5,821
----------------------------------------------------------------------------------------------------------------------------

SELECTED PERFORMANCE RATIOS FROM OPERATIONS (1)(4)

Diluted earnings per share (3)                                                      $  0.57    $  0.53    $  1.12    $  1.04
----------------------------------------------------------------------------------------------------------------------------
Return on average assets                                                               1.34%      1.40%      1.34%      1.39%
Return on average equity                                                              16.25%     16.54%     15.91%     16.64%
Non-interest expense to average assets                                                 2.73%      2.95%      2.71%      2.96%
Efficiency ratio                                                                      53.76%     53.07%     54.09%     54.66%











Oak Hill Financial, Inc.
SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
July 8, 2004 Press Release


                                                                                       At or For the        At or For the
                                                                                    three months ended     six months ended
                                                                                          June 30,              June 30,
(In thousands, except share data)                                                    2004       2003       2004        2003
----------------------------------------------------------------------------------------------------------------------------

PER SHARE INFORMATION (U.S. GAAP)

Basic earnings per share (2)                                                        $  0.59    $  0.57    $  1.15    $  1.12
----------------------------------------------------------------------------------------------------------------------------
Diluted earnings per share (3)                                                      $  0.57    $  0.55    $  1.12    $  1.09
----------------------------------------------------------------------------------------------------------------------------
Dividends per share                                                                 $  0.15    $  0.13    $  0.30    $  0.26
----------------------------------------------------------------------------------------------------------------------------
Book value per share                                                                                      $ 14.67    $ 13.41
----------------------------------------------------------------------------------------------------------------------------

OTHER STATISTICAL AND OPERATING DATA (U.S. GAAP) (4)

Return on average assets                                                               1.34%      1.48%      1.34%      1.46%
Return on average equity                                                              16.25%     17.67%     15.91%     17.40%
Non-interest expense to average assets                                                 2.73%      2.89%      2.71%      2.86%
Net interest margin (fully-taxable equivalent)                                         4.06%      4.27%      4.09%      4.28%
Total allowance for losses on loans to non-performing loans                                                173.94%    122.40%
Total allowance for losses on loans to total loans                                                           1.32%      1.31%
Non-performing loans to total loans                                                                          0.76%      1.07%
Non-performing assets to total assets                                                                        0.72%      0.96%
Net charge-offs to average loans (actual for the period)                               0.07%      0.08%      0.11%      0.11%
Net charge-offs to average loans (annualized)                                          0.29%      0.31%      0.23%      0.22%
Equity to assets at period end                                                                               8.28%      8.51%
Efficiency ratio                                                                      53.76%     51.36%     54.09%     52.87%
----------------------------------------------------------------------------------------------------------------------------

(1) Includes $202,500 and $405,000, pre-tax reduction in tax expense for the three and six months ended June 30, 2003, respectively, resulting from a one-time pre-tax savings of $810,000 for 2003.
(2)   Based on 5,527,269, 5,464,060, 5,554,720 and 5,442,945 weighted-average shares outstanding for the three and six months ended June 30, 2004 and 2003, respectively.
(3)   Based on 5,667,667, 5,612,669, 5,702,415 and 5,585,894 weighted-average shares outstanding for the three and six months ended June 30, 2004 and 2003, respectively.
(4)   Annualized where appropriate.

Oak Hill Financial, Inc.
SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
July 8, 2004 Press Release





                                                                  At June 30
(In thousands, except share data)                          2004            2003
--------------------------------------------------------------------------------

SUPPLEMENTAL DETAIL

BALANCE SHEET - ASSETS

Cash and cash equivalents                                 28,480          21,727
Trading account securities
Securities available for sale                             74,456          72,670
Securities held to maturity                                3,650           3,667
Other securities                                           6,118           5,879
Total securities                                          84,224          82,216
Total cash and securities                                112,704         103,943
Loans and leases held for investment (1)                 853,306         742,889
Loans and leases held for sale (1)                           775           5,520
Total loans and leases (1)                               854,081         748,409
Allowance for losses on loans                             11,275           9,847
Goodwill                                                     413             413
Other intangible assets                                     --              --
Total intangible assets                                      413             413
Mortgage servicing rights                                  3,087           2,325
Purchased credit card relationships                         --              --
Other real estate owned                                      592             244
Other assets                                              21,181          18,454
Total assets                                             980,783         863,941


BALANCE SHEET - LIABILITIES

Deposits                                                 779,890         679,742
Borrowings                                               111,159         102,504
Other liabilities                                          3,491           3,205
Total liabilities                                        894,540         785,451
Redeemable preferred stock                                  --              --
Trust preferred securities                                 5,000           5,000
Minority interests                                             8               8
Other mezzanine level items                                 --              --
Total mezzanine level items                                5,008           5,008
Total liabilities and mezzanine level items              899,548         790,459


BALANCE SHEET - EQUITY

Preferred equity                                            --              --
Common equity                                             81,235          73,482
MEMO ITEM: Net unrealized gain (loss) on securities
     available for sale, net of tax                         (250)          1,292
End of period shares outstanding (2)                   5,538,906       5,478,181
Options outstanding                                      470,541         604,027
Treasury shares held by the Company                      114,677         116,047
--------------------------------------------------------------------------------

(1)  Data is net of unearned interest, gross of allowance for losses on loans
(2)  Excludes treasury shares

Oak Hill Financial, Inc.
SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
July 8, 2004 Press Release



                                                       At or For the              At or For the
                                                     three months ended          six months ended
                                                           June 30,                   June 30,
(In thousands, except share data)                     2004       2003            2004        2003
--------------------------------------------------------------------------------------------------

SUPPLEMENTAL DETAIL (continued)

Repurchase plan announced?                                No           No          Yes          No
Number of shares to be repurchased in plan               N/A          N/A      300,000         N/A
Number of shares repurchased during the period            --          N/A      134,936         N/A
Average price of repurchased shares                       --          N/A      $ 32.38         N/A



INCOME STATEMENT

Interest income                                       14,374       13,776       28,562      27,516
Interest expense                                       4,966        5,140        9,876      10,460
Net interest income                                    9,408        8,636       18,686      17,056
Net interest income (fully-taxable equivalent)         9,536        8,775       18,940      17,329
Provision for losses on loans                            819        1,031        1,394       1,540
Non-recurring income                                      --           --           --          --
Trading account income                                    --           --           --          --
Foreign exchange income                                   --           --           --          --
Trust income                                              --           --           --          --
Insurance commissions                                    775          717        1,512       1,393
Service charges on deposits                              892          832        1,710       1,309
Gain on sale of loans                                    605        1,293          900       2,218
Gain on investment securities transactions                68           25          202         147
Other non-interest income                                535          185          903         388
Total non-interest income                              2,875        3,052        5,227       5,455
Employee compensation and benefits                     3,638        3,619        7,078       7,174
Occupancy and equipment expense                          787          698        1,620       1,459
Foreclosed property expense                               --           --           --          --
Amortization of intangibles                               --           --           --          --
Other general, administrative and other expense        2,166        1,742        4,226       3,329
Total non-interest expenses                            6,591        6,059       12,924      11,962
Net income before taxes                                4,873        4,598        9,595       9,009
Federal income taxes                                   1,625        1,490        3,200       2,922
Net income before extraordinary items                  3,248        3,108        6,395       6,087
Extraordinary items                                       --           --           --          --
Net income                                             3,248        3,108        6,395       6,087

CHARGE-OFFS

Loan charge-offs                                         791          687        1,286       1,067
Recoveries on loans                                      185          123          330         261
Net loan charge-offs                                     606          564          956         806

AVERAGE BALANCE SHEET

Average loans and leases                             852,958      736,968      841,100     726,081
Average other earning assets                          91,007       86,854       90,789      89,560





Oak Hill Financial, Inc.
SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
July 8, 2004 Press Release



                                                       At or For the              At or For the
                                                     three months ended          six months ended
                                                           June 30,                   June 30,
(In thousands, except share data)                     2004       2003            2004        2003
--------------------------------------------------------------------------------------------------

SUPPLEMENTAL DETAIL (continued)

AVERAGE BALANCE SHEET (continued)

Average total earning assets                         943,965      823,822      931,889     815,641
Average total assets                                 972,792      850,350      960,378     841,983
Average non-interest bearing deposits                72,215        62,571      68,711       60,638
Average total time deposits                          499,991      415,320      490,714     416,118
Average other interest-bearing deposits              204,449      187,399      198,666     184,732
Average total interest-bearing deposits              704,440      602,719      689,380     600,850
Average borrowings                                   113,337      109,985      118,816     106,956
Average interest-bearing liabilities                 817,777      712,704      808,196     707,806
Average preferred equity                                  --           --           --          --
Average common equity                                80,416       72,160       80,852       70,535

ASSET QUALITY AND OTHER DATA

Non-accrual loans                                                                5,737       7,373
Renegotiated loans                                                                  --          --
Loans 90+ days past due and still accruing                                         745         673
Total non-performing loans                                                       6,482       8,046
Other real estate owned                                                            592         244
Total non-performing assets                                                      7,074       8,290



ADDITIONAL DATA

1 - 4 family mortgage loans serviced for others                                254,057     231,591
Proprietary mutual fund balances                                                    --          --
Fair value of securities held to maturity                                        3,508       3,696
Full-time equivalent employees                                                     359         332
Total number of full-service banking offices                                        27          25
Total number of bank and thrift subsidiaries                                         1           1
Total number of ATMs                                                                30          27

LOANS RECEIVABLE

1 - 4 family residential                                                       176,593     172,479
Home equity                                                                     38,739      29,228
Multi-family residential                                                        24,339      28,825
Commercial real estate                                                         321,828     260,421
Construction and land development                                               57,690      42,417
Commercial and other                                                           158,133     141,375
Consumer                                                                        76,546      73,852
Credit cards                                                                     1,663       1,405
--------------------------------------------------------------------------------------------------
      Loans receivable - gross                                                 855,531     750,002
Unearned interest                                                               (1,450)     (1,593)
--------------------------------------------------------------------------------------------------
      Loans receivable - net of unearned interest                              854,081     748,409
Allowance for losses on loans                                                  (11,275)     (9,847)
--------------------------------------------------------------------------------------------------
      Loans receivable - net (1)                                               842,806     738,562
--------------------------------------------------------------------------------------------------

(1)  Does not include mortgage servicing rights.

Oak Hill Financial, Inc.
SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
July 8, 2004 Press Release





                                                          At or For the              At or For the
                                                        three months ended          six months ended
                                                              June 30,                   June 30,
(In thousands, except share data)                        2004       2003            2004        2003
-----------------------------------------------------------------------------------------------------

SUPPLEMENTAL DETAIL (continued)

DEPOSITS

Transaction accounts
     Non-interest bearing                                                          73,102      66,809
     Interest-bearing                                                              71,064      63,431
Savings accounts                                                                   50,477      47,435
Money market deposit accounts                                                      83,558      81,403
Other core interest-bearing                                                       337,518     313,870
-----------------------------------------------------------------------------------------------------
          Total core deposit accounts                                             615,719     572,948
Non-core interest-bearing                                                         164,171     106,794
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      Total deposits                                                              779,890     679,742
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Yield/average earning assets (fully-taxable equivalent)    6.18%        6.77%        6.22%       6.87%
 ost/average earning assets                                2.12%        2.50%        2.13%       2.59%
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      Net interest income (fully-taxable equivalent)       4.06%        4.27%        4.09%       4.28%
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